UNITED STATES
                               -------------
                     SECURITIES AND EXCHANGE COMMISSION
                     ----------------------------------
                           WASHINGTON, D.C. 20549
                           ----------------------

                                SCHEDULE 13G
                                ------------

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.__2_____)*

                              NEOZYME II CORP.
-----------------------------------------------------------------------------
                              (Name of Issuer)


                                Common Stock
-----------------------------------------------------------------------------
                       (Title of Class of Securities)


                                  G6420H146
                                -------------
                               (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             PAGE 1 of 9 PAGES

-------------------------                            ---------------------------
CUSIP NO. G6420H146                        13G                PAGE 2 of 9 PAGES
          ---------
-------------------------                            ---------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Merrill Lynch & Co., Inc.

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          Joint Filing

                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware

--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                             None
               -----------------------------------------------------------------
   NUMBER OF
    SHARES      6   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY       142,000
      EACH
   REPORTING   -----------------------------------------------------------------
  PERSON WITH   7   SOLE DISPOSITIVE POWER

                            None

               -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                   142,000

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        142,000

--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                         [ ]


--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.9%

--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

        HC, CO

--------------------------------------------------------------------------------
         *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------                            ---------------------------
CUSIP NO. G6420H146                       13G                 PAGE 3 of 9 PAGES
          ---------
-------------------------                            ---------------------------
--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Merrill Lynch, Pierce, Fenner & Smith Incorporated

--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          Joint Filing

                                                               (a) [ ]
                                                               (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY


--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

                       Delaware

--------------------------------------------------------------------------------
                5   SOLE VOTING POWER

                             None
               -----------------------------------------------------------------
   NUMBER OF
    SHARES      6   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY       142,000
      EACH
   REPORTING   -----------------------------------------------------------------
  PERSON WITH   7   SOLE DISPOSITIVE POWER

                            None

               -----------------------------------------------------------------
                8   SHARED DISPOSITIVE POWER

                   142,000

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        142,000

--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                         [ ]


--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.9%

--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

        BD, CO

--------------------------------------------------------------------------------
         *SEE INSTRUCTION BEFORE FILLING OUT!

                                SCHEDULE 13G


Item 1 (a)       Name of Issuer:
                 ---------------

                 Neozyme II Corp.


Item 1 (b)       Address of Issuer's  Principal Executive Offices:
                 ------------------------------------------------

                 One Kendall Square
                 Cambridge, Mass. 02139

Item 2 (a)       Names of Persons Filing:
                 -----------------------

                 Merrill Lynch & Co., Inc.
                 Merrill Lynch, Pierce, Fenner & Smith Incorporated

Item 2 (b)       Address of Principal Business Office, or, if None, Residence:
                 ------------------------------------------------------------

                 Merrill Lynch & Co., Inc.
                 World Financial Center, North Tower
                 250 Vesey Street
                 New York, New York  10281

                 Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center, North Tower
                 250 Vesey Street
                 New York, New York  10281





                             PAGE 4 of 9 PAGES

Item 2 (c)          Citizenship:
                    -----------

                    See Item 4 of Cover Pages

Item 2 (d)          Title of Class of Securities:
                    ----------------------------

                    Common Stock

Item 2 (e)          CUSIP Number:
                    ------------

                    G6420H146

Item 3


     Merrill Lynch & Co., Inc. ("ML&Co.") is a parent holding company, in accordance with Sec.240.13d-1(b)(ii)(G). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934.

Item 4       Ownership
             ---------

       (a)   Amount Beneficially Owned:

                         See Item 9 of Cover Pages

       (b)   Percent of Class:

                         See Item 11 of Cover Pages

       (c)   Number of shares as to which such person has:

                  (i)  sole power to vote or to direct the vote:

                         See Item 5 of Cover Pages

                 (ii)  shared power to vote or to direct the vote:

                         See Item 6 of Cover Pages

                (iii)  sole power to dispose or to direct the disposition of:

                         See Item 7 of Cover Pages

                 (iv)  shared power to dispose or to direct the disposition of:

                         See Item 8 of Cover Pages



Item 5       Ownership of Five Percent or Less of a Class.
             --------------------------------------------

             Not Applicable

Item 6       Ownership of More than Five Percent on Behalf of Another Person.
             ---------------------------------------------------------------

             Not Applicable


Item 7       Identification and Classification of the Subsidiary Which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on by the Parent Holding Company.
             ------------------------------------------------------------

             See Exhibit A

Item 8       Identification and Classification of Members of the Group.
             ---------------------------------------------------------

             Not Applicable





                             PAGE 5 of 9 PAGES

Item 9         Notice of Dissolution of Group.
               -------------------------------

               Not Applicable


Item 10        Certification.
               -------------

     By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  Signature.
                                  ---------

     After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                         Merrill Lynch & Co., Inc.

                         _________________________
                         Date:
                         _________________________
                         Signature:
                         _________________________
                         Name:  Richard B. Alsop
                         _________________________
                         Title: Attorney-in-Fact*




                         Merrill Lynch, Pierce, Fenner & Smith Incorporated

                         _________________________
                         Date:
                         _________________________
                         Signature:
                         _________________________
                         Name:  Richard B. Alsop
                         _________________________
                         Title: Attorney-in-Fact**


* Executed pursuant to a Power of Attorney dated November 17, 1995, a copy of which is attached hereto as Exhibit B.

** Executed pursuant to a Power of Attorney dated January 12, 1996, a copy of which is attached hereto as Exhibit C.






                             PAGE 6 of 9 PAGES

                         EXHIBIT A    SCHEDULE 13G
                         -------------------------

                 ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
                 -----------------------------------------


     One of the persons filing this report, Merrill Lynch & Co., Inc., is a Delaware corporation with its principal place of business at World
Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), and is a parent holding company pursuant to Sec.240. 13d-1(b)(1)(ii)(G). The relevant subsidiary of ML&Co. is Merrill Lynch,
Pierce, Fenner & Smith Incorporated ("MLPF&S"), a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York. MLPF&S is a wholly-owned direct subsidiary of ML&Co. and a broker-dealer registered pursuant to the Securities Exchange Act of 1934. MLPF&S is the beneficial owner of 6.9% of the common stock of Neozyme II Corp. by virtue of holding such securities in a proprietary account.







                             PAGE 7 of 9 PAGES

                         EXHIBIT B    SCHEDULE 13G
                         -------------------------


                             POWER OF ATTORNEY
                             -----------------



     The undersigned, Merrill Lynch & Co., Inc. (the "Corporation") a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, or any other individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original, copies, or electronic filings of the Securities and Exchange Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original copies or electronic filings of any forms (including, without limitation, Securities and Exchange Commission Forms 3, 4 and 5) required to be filed pursuant to
Section 16(a) of the Act and the regulations thereunder, and (iii) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 17th day of November, 1995.



                    MERRILL LYNCH & Co., Inc.



                    By:     /s/ David H. Komansky
                         ----------------------------
                    Name:   David H. Komansky
                    Title:  President and Chief Operating Officer





                             PAGE 8 of 9 PAGES

                         EXHIBIT C    SCHEDULE 13G
                         -------------------------


                             POWER OF ATTORNEY
                             -----------------

The undersigned, Merrill Lynch, Pierce, Fenner & Smith Incorporated, (the "Corporation") a corporation duly organized under the laws of the State of Delaware, with its principal place of business at World Financial Center, North Tower, New York, New York 10281 does hereby make, constitute and appoint Richard B. Alsop, Richard D. Kreuder, Andrea Lowenthal, Gregory T. Russo, Katherine H. Zrike or any other individual from time to time elected or appointed as secretary or an assistant secretary of the Corporation, acting severally, each of whose address is Merrill Lynch & Co., Inc., World Financial Center, North Tower, New York, New York 10281, as its true and lawful attorneys-in-fact, for it and in its name, place and stead (i) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(d) of the Securities Exchange Act of 1934 (the "Act") and the regulations thereunder, any number, as appropriate, of original copies, or electronic filings of Securities and Exchange Commission Schedule 13D or
Schedule 13G Beneficial Ownership Reports (together with any amendments and joint filing agreements under Rule 13d-1(f) (1) of the Act, as may be required thereto) to be filed and/or delivered with respect to any equity security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, (ii) to execute on behalf of the Corporation and cause to be filed and/or delivered, as required under Section 13(f) of the Act and the regulations thereunder, any number, as appropriate, of original copies or electronic filings of Securities and Exchange Commission
Schedule 13F Reports of Institutional Investment Managers (together with any amendments thereto), (iii) to execute on behalf of the Corporation and cause to be filed and/or delivered, any number, as appropriate, of original copies or electronic filings of any forms (including, without limitation, Securities and Exchange Commission Forms 3, 4 and 5) required to be filed pursuant to
Section 16(a) of the Act and the regulations thereunder and (iv) generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present. This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney, this 12th day of January, 1996.



                    MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


                    By:   /s/ Rosemary T. Berkery
                         ----------------------------
                    Name:   Rosemary T. Berkery
                    Title:  Senior Vice President







                             PAGE 9 of 9 PAGES